EXHIBIT 99.1

News	FOR IMMEDIATE RELEASE

Heidrick & Struggles Reports Second Quarter 2008 Financial Results

CHICAGO (August 6, 2008) — Heidrick & Struggles International, Inc. (Nasdaq: HSII), the world’s premier executive search and leadership consulting firm, today announced financial results for the second quarter ended June 30, 2008.

Consolidated net revenue of $169.5 million increased 5.9 percent from $160.1 million in the 2007 second quarter. The positive impact of changes in foreign currency exchange rates represented approximately 4 percentage points of the growth. Net revenue decreased 1.4 percent in the Americas, increased 1.7 percent in Europe (but decreased approximately 7 percent on a constant currency basis), and increased 50.6 percent in the Asia Pacific region (approximately 41 percent on a constant currency basis).

The number of executive searches confirmed in the quarter decreased 2.1 percent compared to the 2007 second quarter and 2.5 percent compared to the 2008 first quarter. The number of consultants at June 30, 2008 was 408, compared to 398 as of June 30, 2007, and 408 as of March 31, 2008. Productivity, as measured by annualized revenue per executive search consultant, increased to $1.6 million from $1.5 million in the 2007 second quarter. The average fee per executive search was $122,200, compared to $111,000 in last year’s second quarter.

Chief Executive Officer L. Kevin Kelly said, “The strength of our global network and industry practice diversification drove second quarter results. The Asia Pacific region achieved record revenue and improved its operating margin compared to the first quarter, offsetting softness in the Americas and Europe regions. The Life Sciences, Business and Professional Services, and Education/Nonprofit industry groups each achieved record revenue quarters, which along with growth in the Technology and Industrial practices, offset weakness we saw in the Financial Services and Consumer industry groups. We are also very pleased that initiatives we’ve taken to increase productivity led to a new record of $1.6 million of annualized revenue per search consultant.”

Consolidated salaries and employee benefits were $117.3 million, an increase of 6.0 percent from $110.7 million in the comparable quarter of 2007. This increase primarily reflects an increase in fixed costs related to a 9.4 percent year-over-year increase in employee headcount and an increase in variable expense largely related to higher bonus accruals. Salaries and employee benefits as a percentage of net revenue were 69.2 percent for the quarter, the same as in the 2007 second quarter.

Consolidated general and administrative expenses were $33.5 million, up 12.3 percent from $29.9 million reported in the comparable prior-year period. As a percentage of net revenue, consolidated general and administrative expenses were 19.8 percent, compared to 18.7 percent in the 2007 second quarter. The year-over-year increase is primarily related to an increase in premise-related costs for new offices and lease renewals for existing offices.

Operating income decreased 4.3 percent to $18.7 million from 2007 second quarter operating income of $19.5 million. The operating margin (measured as a percentage of net revenue) was 11.0 percent, compared to 12.2 percent in the 2007 second quarter.

Net income was $12.7 million and diluted earnings per share were $0.72, reflecting an effective tax rate in the quarter of 38.0 percent. These results compare to net income in the 2007 second quarter of $21.0 million and diluted earnings per share of $1.11, which reflected an effective tax rate in the quarter of 2.3 percent as a result of the company’s release of a valuation allowance related to certain of its foreign tax credits.

Net cash generated by operating activities was $36.0 million, compared to $30.0 million in the 2007 second quarter. Cash and cash equivalents at June 30, 2008 were $146.1 million, compared to cash and cash equivalents and short-term investments of $180.0 million at June 30, 2007 and $142.8 million at March 31, 2008.

During the second quarter, the company repurchased 773,414 shares of its common stock at an average price of $28.23 per share for a total of $21.8 million. As of June 30, 2008, $28.2 million remained available under the $50 million stock repurchase program authorized by the company’s Board of Directors in February 2008.

Regional Review for the 2008 Second Quarter

In the second quarter, the Americas represented 51 percent of consolidated net revenue, Europe represented 32 percent, and Asia Pacific was 17 percent. This compares to the 2007 second quarter when the Americas represented 55 percent, Europe was 33 percent and Asia Pacific was 12 percent.

Net revenue in the Americas of $87.0 million decreased 1.4 percent from the second quarter of 2007. The Technology, Industrial, and Education/Nonprofit industry groups delivered strong year-over-year net revenue growth, but this growth was offset by weakness in the Consumer and Financial Services industry groups. Net revenue in the Americas increased 12.5 percent compared to the 2008 first quarter driven largely by growth in the Financial Services industry group. Operating income of $12.6 million decreased 35.3 percent year over year, and the operating margin was 14.4 percent, compared to 22.0 percent in the 2007 second quarter. The decrease in operating income and the resulting operating margin are a result of an increase in salaries and employee benefits expense, as well as premise-related expenses for new offices and lease renewals for existing offices. Consultant headcount in the Americas was 213 at June 30, 2008 compared to 207 at March 31, 2008 and 212 at June 30, 2007.

In Europe, net revenue of $53.3 million increased 1.7 percent from the prior-year quarter; however, on a constant currency basis it declined approximately 7 percent. All of the industry groups in this region achieved double-digit net revenue growth except Financial Services, which declined year over year. Compared to the 2008 first quarter, net revenue in Europe increased 0.9 percent. Operating income increased to $7.7 million and the operating margin improved to 14.4 percent, compared to 14.1 percent in the 2007 second quarter. Consultant headcount in Europe was 120 at June 30, 2008 compared to 131 at March 31, 2008 and at June 30, 2007.

In Asia Pacific, net revenue of $29.2 million increased 50.6 percent year over year and increased 27.2 percent compared to the 2008 first quarter. On a constant currency basis, year-over-year net revenue growth in Asia Pacific was approximately 41 percent. The Financial Services, Industrial, Technology, and Business and Professional Services industry groups were the primary drivers of growth. Operating income of $6.6 million represents an increase of 27.3 percent year over year and the operating margin was 22.7 percent, compared to 26.8 percent in the 2007 second quarter. The lower operating margin reflects planned investments to grow this region implemented during the past year, including salaries and employee benefits expense associated with new consultant hires who are not yet fully productive as well as infrastructure costs related to new and existing offices. Consultant headcount in Asia Pacific was 75 at June 30, 2008, compared to 70 at March 31, 2008, and 55 at June 30, 2007.

Six Months Results

For the six months ended June 30, 2008, consolidated net revenue was $322.7 million, a 6.4 percent increase from $303.2 million in the first six months of 2007. The number of executive searches confirmed in the first six months of 2008 declined 2.4 percent compared to the first six months of 2007. Operating income in the first six months of 2008 was $29.5 million, representing an operating margin of 9.2 percent, compared to operating income in the first six months of 2007 of $35.8 million and an operating margin of 11.8 percent. Net income for the first six months of 2008 was $19.8 million, and diluted earnings per share were $1.10, reflecting an effective tax rate of 38.8 percent. For the same period of 2007, net income was $31.1 million and diluted earnings per share were $1.64, reflecting an effective tax rate of 22.0 percent, which included a net tax benefit of $8.5 million realized in the 2007 second quarter related to a tax valuation allowance reversal related to certain foreign tax credits.

2008 Outlook

Based on current economic conditions in each of its regions and after considering its other operating metrics, the company expects to achieve net revenue in 2008 of between $650 and $660 million and continues to target a full-year operating margin of approximately 13%. The company’s ability to achieve this guidance is based on its performance to date, but is also dependent on achieving anticipated cost savings from certain initiatives it has implemented, effectively deploying its resources, and reacting quickly to any unexpected deterioration in market conditions. Net income and earnings per share in 2008 are expected to reflect a full-year effective tax rate of between 38% and 40%. Quarterly and full-year tax estimates can be impacted by country level results and can also vary significantly by reporting period as a result of discrete items that require immediate recognition in a particular period.

“We are confident that worldwide demand for executive talent, driven in part by secular and demographic trends, will continue to provide us with opportunities for growth,” Kelly said. “We expect there will be continued pockets of softness in our business in the Americas and in Europe, but our consolidated results will highlight the advantages of being a global firm with consultants in more than 30 countries around the world specializing in many industries. We are aggressively pursuing the benefit of cost savings initiatives identified in the second quarter as well as additional measures we have recently taken, while balancing investments in our business that will position us to capitalize on improving market conditions.”

Quarterly Conference Call

Executives of Heidrick & Struggles will host a conference call to review 2008 second quarter results today, August 6, at 9:00 am central time. Participants may access the company’s call and supporting slides at www.heidrick.com. For those unable to participate on the live call, a webcast and copy of the slides will be archived at www.heidrick.com and available for up to 30 days following the investor call.

About Heidrick & Struggles International, Inc.

Heidrick & Struggles International, Inc. is the world’s premier provider of senior-level executive search and leadership consulting services, including talent management, board building, executive on-boarding and M&A effectiveness. For more than 50 years, we have focused on quality service and built strong leadership teams through our relationships with clients and individuals worldwide. Today, Heidrick & Struggles leadership experts operate from principal business centers in North America, Latin America, Europe and Asia Pacific. For more information about Heidrick & Struggles, please visit www.heidrick.com.

Safe Harbor Statement

This press release contains forward-looking statements. The forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management’s beliefs and assumptions. Forward-looking statements may be identified by the use of words such as “expects,” “anticipates,”

“intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in the forward-looking statements. Factors that may affect the outcome of the forward-looking statements include, among other things: our ability to attract and retain qualified executive search consultants; the condition of the economies in the United States, Europe, or elsewhere; social or political instability in markets where we operate; the impact of foreign currency exchange rate fluctuations; price competition; the ability to forecast, on a quarterly basis, variable compensation accruals that ultimately are determined based on the achievement of annual results; our ability to realize our tax loss carryforwards; the timing of a partial release or full reversal of deferred tax asset valuation allowance; the mix of profit and loss by country; an impairment of our goodwill and other intangible assets; and delays in the development and/or implementation of new technology and systems. Our reports filed with the U.S. Securities and Exchange Commission also include information on factors that may affect the outcome of forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contacts

Investors & Analysts:

Julie Creed, VP, Investor Relations: +1 312 496 1774 or jcreed@heidrick.com

Media:

Eric Sodorff, Director, Corporate Communications: +1 312 496 1613 or esodorff@heidrick.com

Heidrick & Struggles International, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		$ Change	% Change
	2008	2007
Revenue:
Revenue before reimbursements (net revenue)	$169,518	$160,053	$9,465	5.9%
Reimbursements	8,297	7,308	989	13.5%

Total revenue	177,815	167,361	10,454	6.2%

Operating expenses:
Salaries and employee benefits	117,318	110,686	6,632	6.0%
General and administrative expenses	33,533	29,855	3,678	12.3%
Reimbursed expenses	8,297	7,308	989	13.5%

Total operating expenses	159,148	147,849	11,299	7.6%

Operating income	18,667	19,512	(845)	-4.3%

Non-operating income (expense):
Interest income	942	1,627
Interest expense	(37)	(8)
Other, net	982	384

Net non-operating income	1,887	2,003

Income before income taxes	20,554	21,515

Provision for income taxes	7,810	496

Net income	$12,744	$21,019

Basic weighted average common shares outstanding	16,884	18,034
Diluted weighted average common shares outstanding	17,672	18,981
Basic earnings per common share	$0.75	$1.17
Diluted earnings per common share	$0.72	$1.11
Salaries and employee benefits as a percentage of net revenue	69.2%	69.2%
General and administrative expense as a percentage of net revenue	19.8%	18.7%
Operating income as a percentage of net revenue	11.0%	12.2%
Effective tax rate	38.0%	2.3%

Heidrick & Struggles International, Inc.

Segment Information

(In thousands)

	Three Months Ended June 30,
	2008	2007	$ Change	% Change	2008 Margin *	2007 Margin *
Revenue:
Americas	$87,002	$88,204	$(1,202)	-1.4%
Europe	53,344	52,475	869	1.7%
Asia Pacific	29,172	19,374	9,798	50.6%

Revenue before reimbursements (net revenue)	169,518	160,053	9,465	5.9%
Reimbursements	8,297	7,308	989	13.5%

Total revenue	$177,815	$167,361	$10,454	6.2%

Operating Income:
Americas	$12,558	$19,421	$(6,863)	-35.3%	14.4%	22.0%
Europe	7,680	7,385	295	4.0%	14.4%	14.1%
Asia Pacific	6,619	5,199	1,420	27.3%	22.7%	26.8%

Total regions	26,857	32,005	(5,148)	-16.1%	15.8%	20.0%
Corporate	(8,190)	(12,493)	4,303	34.4%

Operating income	$18,667	$19,512	$(845)	-4.3%	11.0%	12.2%

*	Margin based on revenue before reimbursements (net revenue).

Heidrick & Struggles International, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Six Months Ended June 30,		$ Change	% Change
	2008	2007
Revenue:
Revenue before reimbursements (net revenue)	$322,657	$303,179	$19,478	6.4%
Reimbursements	15,099	13,758	1,341	9.7%

Total revenue	337,756	316,937	20,819	6.6%

Operating expenses:
Salaries and employee benefits	227,924	209,045	18,879	9.0%
General and administrative expenses	65,190	58,295	6,895	11.8%
Reimbursed expenses	15,099	13,758	1,341	9.7%

Total operating expenses	308,213	281,098	27,115	9.6%

Operating income	29,543	35,839	(6,296)	-17.6%

Non-operating income (expense):
Interest income	3,000	3,503
Interest expense	(54)	(46)
Other, net	(105)	558

Net non-operating income	2,841	4,015

Income before income taxes	32,384	39,854

Provision for income taxes	12,572	8,759

Net income	$19,812	$31,095

Basic weighted average common shares outstanding	17,090	17,939
Diluted weighted average common shares outstanding	18,066	19,002
Basic earnings per common share	$1.16	$1.73
Diluted earnings per common share	$1.10	$1.64
Salaries and employee benefits as a percentage of net revenue	70.6%	69.0%
General and administrative expense as a percentage of net revenue	20.2%	19.2%
Operating income as a percentage of net revenue	9.2%	11.8%
Effective tax rate	38.8%	22.0%

Heidrick & Struggles International, Inc.

Segment Information

(In thousands)

	Six Months Ended June 30,
	2008	2007	$ Change	% Change	2008 Margin *	2007 Margin *
Revenue:
Americas	$164,339	$171,603	$(7,264)	-4.2%
Europe	106,210	95,030	11,180	11.8%
Asia Pacific	52,108	36,546	15,562	42.6%

Revenue before reimbursements (net revenue)	322,657	303,179	19,478	6.4%
Reimbursements	15,099	13,758	1,341	9.7%

Total revenue	$337,756	$316,937	$20,819	6.6%

Operating Income:
Americas	$24,282	$36,089	$(11,807)	-32.7%	14.8%	21.0%
Europe	12,941	11,184	1,757	15.7%	12.2%	11.8%
Asia Pacific	9,341	9,578	(237)	-2.5%	17.9%	26.2%

Total regions	46,564	56,851	(10,287)	-18.1%	14.4%	18.8%
Corporate	(17,021)	(21,012)	3,991	19.0%

Operating income	$29,543	$35,839	$(6,296)	-17.6%	9.2%	11.8%

*	Margin based on revenue before reimbursements (net revenue).

Heidrick & Struggles International, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	June 30, 2008	December 31, 2007
	(Unaudited)
Current assets:
Cash and cash equivalents	$146,074	$260,580
Short-term investments	—	22,275
Accounts receivable, net of allowance for doubtful accounts	115,828	82,240
Other receivables	7,072	5,868
Prepaid expenses	21,159	15,026
Other current assets	1,537	1,419
Income taxes recoverable, net	4,039	—
Deferred income taxes, net	15,211	15,290

Total current assets	310,920	402,698

Non-current assets:
Property and equipment, net	19,615	18,730
Restricted cash	9,806	9,826
Assets designated for retirement and pension plans	28,106	26,067
Investments	9,831	7,832
Other non-current assets	6,002	6,296
Goodwill	92,223	84,217
Other intangible assets, net	15,621	15,363
Deferred income taxes, net	40,986	45,855

Total non-current assets	222,190	214,186

Total assets	$533,110	$616,884

Current liabilities:
Accounts payable	$8,251	$8,699
Accrued salaries and employee benefits	113,763	197,954
Other accrued liabilities	43,856	44,376
Current portion of accrued restructuring charges	2,741	2,813
Income taxes payable, net	—	995

Total current liabilities	168,611	254,837

Non-current liabilities:
Retirement and pension plans	33,271	28,831
Non-current portion of accrued restructuring charges	5,439	6,735
Other non-current liabilities	24,276	16,681

Total non-current liabilities	62,986	52,247

Stockholders’ equity	301,513	309,800

Total liabilities and stockholders’ equity	$533,110	$616,884

Heidrick & Struggles International, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended June 30,
	2008	2007
Cash flows from operating activities:
Net income	$12,744	$21,019
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,653	2,816
Deferred income taxes	3,457	(8,728)
Net realized and unrealized (gains) losses on equity and warrant portfolio	(22)	64
Stock-based compensation expense, net	5,920	10,488
Cash paid for restructuring charges	(681)	(972)
Changes in assets and liabilities:
Trade and other receivables	(7,346)	(13,806)
Accounts payable	668	1,902
Accrued expenses	27,274	23,639
Income taxes recoverable, net	(4,319)	(6,904)
Other assets and liabilities, net	(4,311)	463

Net cash provided by operating activities	36,037	29,981

Cash flows from investing activities:
Restricted cash	(53)	(1,236)
Acquisition of businesses, net of cash acquired	(10,874)	(235)
Capital expenditures	(1,616)	(1,093)
Proceeds from sales of equity securities	346	80
Payments to consultants related to sales of equity securities	(151)	(35)
Proceeds from sales of short-term investments	—	29,825
Purchases of short-term investments	—	(70,775)
Proceeds from sale of a business	1,559	—
Other, net	8	10

Net cash used in investing activities	(10,781)	(43,459)

Cash flows from financing activities:
Proceeds from stock options exercised	249	8,750
Purchases of treasury stock	(23,974)	(12,155)
Excess tax benefits related to stock-based compensation	—	3,590
Cash dividends paid	(2,235)	—
Other	(12)	(835)

Net cash used in financing activities	(25,972)	(650)

Effect of foreign currency exchange rates on cash and cash equivalents	3,967	1,846

Net increase (decrease) in cash and cash equivalents	3,251	(12,282)
Cash and cash equivalents at beginning of period	142,823	121,476

Cash and cash equivalents at end of period	$146,074	$109,194

Supplemental schedule of noncash financing activities:
Beginning of period—Accrued treasury stock purchases	$2,847	$724
Treasury stock purchases	21,833	12,451
Cash paid for treasury stock purchases	(23,974)	(12,155)

Accrued treasury stock purchases	$706	$1,020

Heidrick & Struggles International, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Six Months Ended June 30,
	2008	2007
	(Unaudited)
Cash flows from operating activities:
Net income	$19,812	$31,095
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	5,360	5,516
Deferred income taxes	4,975	(8,444)
Net realized and unrealized losses on equity and warrant portfolio	2	123
Stock-based compensation expense, net	12,569	18,047
Cash paid for restructuring charges	(1,405)	(2,047)
Changes in assets and liabilities:
Trade and other receivables	(33,783)	(33,554)
Accounts payable	361	682
Accrued expenses	(76,963)	(41,888)
Income taxes recoverable, net	(7,093)	(1,847)
Other assets and liabilities, net	(7,493)	(6,097)

Net cash used in operating activities	(83,658)	(38,414)

Cash flows from investing activities:
Restricted cash	138	(1,236)
Acquisition of businesses, net of cash acquired	(11,045)	(1,261)
Capital expenditures	(5,168)	(3,010)
Proceeds from sales of equity securities	426	305
Payments to consultants related to sales of equity securities	(169)	(124)
Proceeds from sales of short-term investments	22,275	81,325
Purchases of short-term investments	—	(78,725)
Proceeds from sale of a business	1,559	—
Other, net	8	17

Net cash provided by (used in) investing activities	8,024	(2,709)

Cash flows from financing activities:
Proceeds from stock options exercised	580	16,983
Purchases of treasury stock	(41,987)	(24,887)
Excess tax benefits related to stock-based compensation	—	7,571
Cash dividends paid	(4,481)	—
Other	128	293

Net cash used in financing activities	(45,760)	(40)

Effect of foreign currency exchange rates on cash and cash equivalents	6,888	2,917

Net decrease in cash and cash equivalents	(114,506)	(38,246)
Cash and cash equivalents at beginning of period	260,580	147,440

Cash and cash equivalents at end of period	$146,074	$109,194

Supplemental schedule of noncash financing activities:
Beginning of period—Accrued treasury stock purchases	$1,605	$—
Treasury stock purchases	41,088	25,907
Cash paid for treasury stock purchases	(41,987)	(24,887)

Accrued treasury stock purchases	$706	$1,020